UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2020 (September 18, 2020)

HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Maryland	001-11852	62-1507028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700

Nashville, Tennessee 37203

(Address of principal executive offices)

(615) 269-8175

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	HR	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 18, 2020, Healthcare Realty Trust Incorporated (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Wells Fargo Securities, LLC acting as representatives of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell $300 million principal amount of the Company’s 2.050% Senior Notes due 2031 (the “Notes”). The Notes are being sold to the Underwriters at an issue price of 98.539% of the principal amount thereof, and the Underwriters offered the Notes to the public at a price of 99.189% of the principal amount thereof. The net proceeds of the offering, after underwriting discounts and estimated expenses of the offering, are expected to be approximately $294.8 million. Subject to customary closing conditions, the offering is expected to close on October 2, 2020.

The Company expects to use the net proceeds from the offering to redeem its 3.75% senior notes due 2023 and for other general corporate purposes, which may include payments towards its unsecured credit facility due 2023 (the “Unsecured Credit Facility”), its unsecured term loan due 2024 (the “2024 Term Loan”), its unsecured term loan due 2026 (the “2026 Term Loan”), and/or various mortgage notes payable.

The Notes will mature on March 15, 2031. The Notes will bear interest from October 2, 2020, at the rate of 2.050% per annum, payable semi-annually on March 15 and September 15 of each year, beginning March 15, 2021. The Notes will be direct, unsecured obligations of the Company and rank equally with all of the Company’s existing and future senior and unsecured indebtedness.

The offering of the Notes is being made under a prospectus supplement and the accompanying prospectus filed with the Securities and Exchange Commission pursuant to the Company’s automatic shelf registration statement on Form S-3 (Registration No. 333-236396). This Current Report on Form 8-K is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

The Underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with the Company and its affiliates for which they have received and may continue to receive customary fees and commissions. The Underwriters or affiliates of the Underwriters are lenders under the Company’s Unsecured Credit Facility, 2024 Term Loan, and 2026 Term Loan. In addition, affiliates of certain Underwriters are co-syndication agents, joint lead arrangers, administrative agent, joint book runners and co-documentation agents under the Unsecured Credit Facility, and co-syndication agent, joint lead arrangers, administrative agent, joint book runners and co-documentation agents under the 2024 Term Loan and 2026 Term Loan. Additionally certain of the Underwriters or their affiliates may be deemed to hold the Company’s senior notes due 2023. Pursuant to these relationships, the Underwriters or their respective affiliates will receive some of the net proceeds from the offering through the repayment of borrowings under the Unsecured Credit Facility, the 2024 Term Loan and/or the 2026 Term Loan and/or redemption of the senior notes the 2023.

The Underwriting Agreement is filed as Exhibit 1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement.

Item 8.01.	Other Events.

The Company’s press release announcing the pricing of the offering is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

The Company’s press release announcing the redemption of the 3.75% senior notes due 2023 is filed as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

1	Underwriting Agreement dated September 18, 2020 by and among the Company and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

99.1	Company press release announcing the pricing of the 2.050% Senior Notes due 2031.

99.2	Company press release announcing the redemption of the 3.75% Senior Notes due 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED

	By:	/s/ J. Christopher Douglas
J. Christopher Douglas
Executive Vice President - Chief Financial Officer

September 22, 2020